UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following materials were sent to Career Education Corporation’s (“CEC”) employees by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on or about May 5, 2006.]

JOHN M. LARSON
Chairman, President and
Chief Executive Officer

INTEROFFICE CORRESPONDENCE

Date:	May 5, 2006
To:	All Employees
From:	Jack Larson

As you know, this week Career Education announced its first quarter, 2006, earnings. For those of you who may not have seen it, our press release is attached. While we were disappointed in our overall rate of growth in revenue and earnings, we were very pleased that both leads and graduation rates are at the highest point in our history, indicating that we are continuing to attract students and to support them effectively throughout the entire educational process. That matters most to me—and I know it does to you as well. While our overall results may vary quarter to quarter, depending on external factors and market conditions, the fundamentals of our business are very strong, our students are well served, and we have every reason to be confident in our future.

As I said to you in earlier letters, we are at an interesting point in our company’s development. We have the opportunity now to become an even better company as we improve our compliance, streamline and strengthen our processes, and enhance all that we offer to our students. But it is not always an easy process. I know that many of you are already involved in this effort, and I want to thank you for the time and caring that you have devoted to the future of our company. All of these individual and team efforts do make a difference—in fact, they have begun to make a significant difference, and I am confident that we will continue to make progress.

The next two weeks, however, will be particularly challenging for Career Education, its employees, and its educators. We are now in the final weeks of what has shaped up to be a fierce proxy fight with our dissident, one-percent shareholder, Steven Bostic, leading up to our annual shareholders’ meeting on May 18. As you know, over the past month we have published a number of public letters and releases regarding the proxy fight, and this week we issued an ad in The Wall Street Journal and some of the local papers. For those of you who have not seen it, that ad is attached. Our reason for doing this was simple:  we want to put this issue behind us, once and for all, so that we can focus on our business and our students without distraction. We believe that the best way to bring closure is to communicate the real facts, and we are making every effort to do so.

We need your help. Those of you who are shareholders are being asked to vote your own proxy and should do so according to your own conscience and your own best judgment. We firmly believe that the slate of candidates we are offering for our board are the best—not only in terms of experience and commitment to education, but also in terms of their willingness to serve this company, our students, our employees, and our shareholders. Our slate of candidates can be supported by turning in the white proxy form that you have received. You also can help by continuing to focus on our business and our students, without being unduly distracted, so that, once this difficult period is past us, we will be free to continue growing and expanding what we offer to our students.

Between now and May 18, you will probably see both good and bad publicity about the company. We have reason to believe that much of the bad is being generated—and has been generated for two years now—by Mr. Bostic and others. But nothing can change the fact that we have a great deal to be proud of in this company—in many ways we are better than we have ever been, and we have a very bright future ahead of us. I can assure you that we will continue to make every effort to ensure that the truth is told and that our company, our students, and their futures are protected.

I will continue to keep you updated over the next two weeks. Should you have any questions in the meantime, please feel free to call me directly. I am always happy to talk with you and appreciate your thoughts and feedback.

Best regards,

Jack

John M. Larson
Chairman, President & CEO
Career Education Corporation
2895 Greenspoint Parkway
Hoffman Estates IL 60195
Tel:  847-781-3600
Fax:  847-585-3997

To Career Education Stockholders:

Don’t Let Steven Bostic Put Career Education At Risk

Career Education’s focus has always been on delivering quality education and generating value for students, employees, stockholders, and our communities. Don’t put Career Education at risk by electing Steven Bostic or any of his handpicked nominees to Career Education’s Board of Directors.

Bostic’s for-profit education industry track record is noteworthy for the near financial ruin of EduTrek International Inc., the for-profit education company that previously owned American InterContinental University (AIU), and the dilution of educational quality and wholesale destruction of that company’s stockholder value while he was its CEO. EduTrek’s financial issues jeopardized the futures of both its students and employees while Bostic continually enriched himself. The following chart illustrates the disastrous fall of EduTrek’s stock under Bostic’s leadership:

*An approximately $68M revenue company (includes the $50.7M reported revenue for 9 months ended 9-30-00, extrapolated over 12 months).

DESTRUCTION OF VALUE: During Bostic’s checkered CEO tenure at EduTrek:

•             EduTrek was crippled by heavy losses and regulatory problems.

•             EduTrek failed to meet the financial responsibility standards of the U.S. Department of Education as stated in its Annual Report on Form 10-K for the year ended December 31, 1999.

•             EduTrek’s class A common stock was delisted from the NASDAQ National Market on December 20, 1999, because it did not meet minimum stock price requirements.

LACK OF EXPERTISE: Bostic’s dissident nominees, his close friends or colleagues, have no relevant experience in the for-profit education industry.

•             Bostic nominee R. William Ide is an attorney at McKenna Long & Aldrich, the law firm that represented Bostic in his attacks last year on Career Education.

•             Bostic nominee James E. Copeland, Jr. is the former CEO of Deloitte & Touche LLP, EduTrek’s independent auditors during the period when EduTrek appeared headed for financial ruin.

STOCKHOLDERS HAVE EVERY RIGHT TO QUESTION WHETHER BOSTIC’S TRUE INTENT IS TO GAIN CONTROL OF CAREER EDUCATION WITHOUT PAYING STOCKHOLDERS A PENNY.

IN SHARP CONTRAST: Career Education’s own independent nominees have proven commitment to students and experience in education, plus strong track records running businesses.

•             Career Education nominee Patrick W. Gross served on the Board of the D.C. Public Charter School Resource Center for five years and on the Board of the Sidwell Friends School for 16 years. He has been a director at eight public companies, including Capital One Financial Corporation, and serves on the Board of the D.C. Preparatory Academy charter school.

•             Career Education nominee Keith K. Ogata, Chairman of the Audit Committee at Career Education, with nearly three decades of experience in the for-profit education sector, including having served in senior positions with National Education Corporation, is president of 3-K Financial Corporation, a private investment company.

•             Career Education nominee Steven H. Lesnik served as a Chairman of the Illinois Board of Higher Education and was a director of the Illinois Mathematics and Science Academy for nearly a decade. He is Chairman and Chief Executive Officer and a co-founder of KemperSports Inc.

Career Education is building momentum. In 2005, Career Education achieved records in revenues, cash flow, and earnings; strengthened our balance sheet; and repurchased $200 million in common stock. Career Education is serving hundreds of students worldwide with high-quality, career-oriented education; is addressing its legal and regulatory issues; and our Board is implementing major corporate governance initiatives. We are committed to educating our students, providing an exceptional workplace for employees, and growing stockholder value.

SIGN, DATE AND RETURN THE WHITE PROXY CARD IN SUPPORT OF CAREER EDUCATION’S NOMINEES.

PROTECT YOUR CAREER EDUCATION INVESTMENT: You can help prevent Bostic and his nominees from being elected to Career Education’s Board by NOT signing his blue card. If you have previously returned his blue proxy card, you can automatically revoke it by signing, dating, and returning the WHITE proxy card.

Thank you for your continued support.

Sincerely,

John M. Larson Chairman, President and Chief Executive Officer

For assistance, please call

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